Exhibit 10.3

SECOND AMENDMENT TO LEASE

(Corporate 500 Centre)

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the 2211d day of August, 2013, by and between LONG RIDGE OFFICE PORTFOLIO, L.P., a Delaware limited partnership ("Landlord"), and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company ("Tenant").

RECITALS

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of May 10, 2010 (the "Original Lease"), as amended by that certain First Amendment to Lease dated as of April 13, 2011 (the "First Amendment"), whereby Tenant leases certain office space located in that certain building located and addressed at 520 Lake Cook Road, Deerfield, Illinois 60015 (the "Building"). The Original Lease, as amended by the First Amendment, shall herein be referred to, collectively, as the "Lease".

B. By this Second Amendment, Landlord and Tenant desire that Tenant lease additional space within the Building, and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Existing Premises. Landlord  and  Tenant hereby  acknowledge  that Tenant currently leases from Landlord that certain office space in the Building containing 6, 151 rentable square feet located on the second (2nd) floor of the Building and known as Suite 250 (the "Existing Premises").

2. Expansion Space. That certain space located on the second (2nd) floor of the Building known as Suite 255, as outlined on the floor plan attached hereto as EXHIBIT A, shall be referred to herein as the "Expansion Space." Landlord and Tenant hereby stipulate that the Expansion Space contains 1,375 rentable square feet. Tenant shall commence to pay charges for the Expansion Space pursuant to the Lease, as hereby amended, effective as of March 1, 2014 ("Expansion Commencement Date"); provided, however, that Landlord shall deliver the Expansion Space to Tenant on January 1, 2014 for the sole purpose of Tenant's construction of the "Improvements" (as defined in the Tenant Work Letter attached hereto as EXHIBIT B) in the Expansion Space. The addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 7,526 rentable square feet. Effective as of the Expansion Commencement Date, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Expansion Space Term. The Term for Tenant's lease of the Expansion Space ("Expansion Space Term") shall commence on the Expansion Commencement Date and shall expire co terminus with Tenant's lease of the Existing Premises on March 31, 2017 (the "Expiration Date"). Any contrary provision of the Lease notwithstanding, Tenant shall have no unilateral right to extend the Expansion Space Term beyond the Expiration Date, except as set forth in Section 9 below.

4. Basic Rental. Notwithstanding anything to the contrary in the Lease, the Expansion Space Term, Tenant shall pay, in accordance with the applicable provisions of the Lease and this Section 4, monthly installments of Monthly Basic Rental for the Expansion Space as follows:

Lease Period	Monthly Basic Rental	Annual Basic Rental per Rentable Square Foot
March 1, 2014 - September 30, 2014	$2,036.15	$17.77
*October 1, 2014 - October 31, 2014	*$2,096.88	*$18.30
November 1, 2014 - September 30, 2015	$2,096.88	$18.30
October 1, 2015 - September 30, 2016	$2,159.90	$18.85
October 1, 2016 - March 31, 2017	$2,224.06	$19.41

*Subject to the terms of Section 5 below, Tenant's obligation to pay Monthly Basic Rental shall be conditionally abated for the Expansion Space with respect to the full calendar month of October 2014.

5. Conditional Abatement of Basic Rental. Notwithstanding anything to the contrary contained in either the Lease or this Second Amendment, provided that Tenant faithfully performs all of the terms and conditions of the Lease, as hereby amended, through the date Monthly Basic Rental would otherwise become due, Landlord hereby agrees to fully abate Tenant's obligation to pay Monthly Basic Rental for the full calendar month of October 2014. During such abatement period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as hereby amended. However, in the event of a default by Tenant under the terms of the Lease, as hereby amended, at any subsequent time during the Expansion Space Term which results in early termination pursuant to the provisions of Section 20 of the Original Lease, then as a part of the recovery set forth in Section 20 of the Original Lease, Landlord shall be entitled to the recovery of any Monthly Base Rent that was previously abated under the provisions of this Section 5.

6. Tenant’s Proportionate Share. Notwithstanding anything to the contrary in the Lease, during the Expansion Space Term, Tenant's Proportionate Share for the Expansion Space shall be 0.20%.

7. Improvements to the Expansion Space. Promptly after full execution and delivery of this Second Amendment by Landlord and Tenant, Tenant shall cause certain work to be performed in the Expansion Space pursuant to the Tenant Work Letter attached hereto as EXHIBIT B, using Building standard quantities and materials (the "Improvements"). Except as specifically set forth in this Second Amendment, Tenant hereby agrees to accept the Expansion Space in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space.

8. Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Space Term, Tenant shall rent from Landlord, free of charge throughout the Expansion Space Term, four (4) additional unreserved parking passes for use in the Building's parking facility. Tenant's rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of Section 23 of the Original Lease.

9. Option to Extend.  Tenant's existing option rights shall remain in full force and effect, pursuant to the terms and conditions of Section 8 of the First Amendment; provided however, the Option shall apply to the entirety of the Existing Premises and the Expansion Space.

10. Signage/Directory.  Tenant, at its sole cost and expense, shall have the right to up to one (1) Building-standard line in the lobby electronic directory and Building-standard suite entry signage during the Expansion Space Term.

11. Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Steve Kling and Chris Cummins of Colliers Bennett & Kahnweiler on behalf of Landlord (collectively, the "Brokers"), negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity, other than the Brokers, who claims or alleges that they were retained or engaged by or at the request of such party in connection with this Second Amendment.

12. Acceptable & Unacceptable Forms of Payment. Notwithstanding any contrary provision of the Lease, any and all amounts due and payable by Tenant to Landlord shall be in the form of (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, or (iv) Automated Clearing House payments. Any other forms of payment are not acceptable to Landlord, including, without limitation, (i) cash or currency, (ii) cashier's checks and money orders, (iii) travelers checks, (iv) payments from non bank financial institutions (including credit unions), (v) multiple payments for one scheduled payment, and (vi) third party checks.

13. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

14. WAIVER OF JURY TRIAL.   EACH PARTY HEREBY WAIVES ANY  RIGHT TO TRIAL  BY  JURY  IN ANY  ACTION  SEEKING  SPECIFIC  PERFORMANCE   OF ANY PROVISION OF THE LEASE (AS  AMENDED  BY  THIS  SECOND  AMENDMENT), FOR DAMAGES FOR ANY BREACH UNDER THE LEASE (AS  AMENDED BY THIS SECOND AMENDMENT), OR OTHERWISE FOR ENFORCEMENT   OF ANY RIGHT OR REMEDY UNDER THE LEASE (AS AMENDED BY THIS SECOND AMENDMENT).

15. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply during the Expansion Space Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”

LONG RIDGE OFFICE PORTFOLIO, L.P.,
a Delaware limited partnership

	By:	M.F. FUNDING, INC.,
a Delaware corporation

“TENANT”

SURGICAL CARE AFFILIATES, LLC,
a Delaware limited liability company

By:
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Title:

By:
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EXHIBIT A - Outline of Expansion Space

Corporate 500 Center, Bldg C, 2nd Flr

520 Lake Cook Road Deerfield, IL 60015

2235C_02

NOTE: ALL COLUMN LOCATIONS & SIZES ARE FOR REFERENCE ONLY. FIELD VERIFY FOR ACCURACY,

EXPANSION SPACE

Exhibit A-1

EXHIBIT B - Tenant Work Letter

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Expansion Space, in sequence, as such issues will arise.

1. LANDLORD'S INITIAL CONSTRUCTION IN THE EXPANSION SPACE

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of  the Expansion Space, and (ii) of the floor of the Building on which the Expansion Space is located (collectively, the "Base, Shell and  Core").  Tenant has inspected  and hereby  approves the condition  of the Expansion Space and the Base, Shell and Core, and agrees that the Expansion Space and the Base, Shell and  Core shall be  delivered to Tenant in their current "as-is" condition. The renovations to the improvements in the Expansion Space shall be designed and constructed pursuant to this Tenant Work Letter.

2. IMPROVEMENTS

A. Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of $16,500.00 for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Expansion Space (the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by September 30, 2014.

B. Disbursement of the Improvement Allowance. Except as otherwise  set  forth  in  this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process  provided  below)  for  costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"): (i) payment of the fees of the  "Architect"  and the  "Engineers,"  as those terms are defined in Section 3A of this Tenant Work Letter, and payment  of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3A of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction  Drawings or Improvements  required  by applicable building codes (the "Code"); and (v) the "Landlord Coordination Fee", as that term is defined in Section 4C of this Tenant Work Letter. However, in no event shall more than Three and 00/100 Dollars ($3.00) per usable square foot of the Improvement Allowance be  used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid by Tenant. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(a)

Monthly Disbursements. On or before the first  day  of  each  calendar  month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4A of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of  completion of

Exhibit B-1

the Improvements in the Expansion Space, detailing the portion of the work completed  and  the  portion  not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4B of this Tenant Work Letter, for labor rendered and materials delivered to the Expansion Space; (iii) executed conditional  mechanic's  lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable Illinois law; and (iv) all other information reasonably requested by  Landlord.  Tenant's  request  for payment shall be deemed Tenant's acceptance and approval  of the work furnished and/or the  materials  supplied  as  set  forth  in  Tenant's  payment  request. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2B(a), above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3D below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

(b)

Final Retention. Subject to the provisions  of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered  by  Landlord  to Tenant following the completion of construction of  the  Expansion  Space, provided that (i) Tenant delivers to Landlord properly executed  mechanics lien releases in compliance with applicable Illinois law, (ii) Landlord has determined that no substandard work exists which  adversely  affects  the  mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Expansion Space has been substantially completed.

(c)

Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property. If the total estimated  cost of Improvement  Allowance  Items exceeds the Improvement Allowance, Tenant shall be required to first fund such excess prior to the commencement of Landlord's obligation to fund the Improvement Allowance and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord's disbursement of the Improvement Allowance.

C. Standard Improvement Package.  Landlord has  established  specifications  (the "Specifications")  for  the  Building  standard components  to  be  used in the construction  of  the Improvements in the  Expansion  Space  (collectively,  the  "Standard  Improvement  Package"),  which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Specifications.

Exhibit B-2

3. CONSTRUCTION DRAWINGS

A. Selection of Architect/Construction Drawings.     Tenant  shall  retain  an  architect/space planner reasonably approved by Landlord (the "Architect") to prepare the "Construction  Drawings," as that term is defined in this Section 3A Tenant shall also retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans  and  engineering  working  drawings  relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the  Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."   All  Construction  Drawings  shall  comply  with  the  drawing  format  and specifications  as  reasonably  determined  by  Landlord,  and  shall  be  subject  to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.    Landlord's review of the Construction Drawings  as set forth in this  Section 3, shall be for its sole  purpose  and  shall not  imply Landlord's  review  of  the  same,  or  obligate  Landlord  to  review  the  same, for  quality,  design,  Code compliance  or  other  like  matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

B. Final Space Plan.    Tenant  and  the  Architect  shall  prepare  the  final  space  plan  for Improvements in the Expansion Space (collectively, the "Final Space Plan"),  which  Final  Space  Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained  therein,  and  shall deliver the  Final  Space Plan  to Landlord  for  Landlord's approval.

C. Final Working Drawings.     Upon   Landlord's   approval   of the Final   Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

D. Permits. The Final Working Drawings shall be approved by Landlord  (the "Approved Working Drawings ") prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4A, below, to commence and fully complete the construction of the Improvements (the "Permits"). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

4. CONSTRUCTION OF THE IMPROVEMENTS

A. Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by the Tenant and approved by Landlord.

B. Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant's proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or

Exhibit B-3

suppliers for Landlord's written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, and sprinkler, structural and air-balancing work.

C. Construction of Improvements by Contractor.   The Tenant shall independently  retain,  in accordance  with  Section 4A  above,  Contractor  to  construct  the  Improvements  in accordance  with  the Approved  Working  Drawings.  The Improvement  Allowance  shall be charged a logistical  coordination fee (the "Landlord  Coordination  Fee") to Landlord  in an amount equal to three percent  (3%) of the total amount of the construction  contract  and  general  conditions  between  the  Tenant  and  the Contractor. Tenant, the Contractor  and  all  of  Tenant's  Agents  shall  abide  by  Landlord's  construction  rules  and regulations which may include, without limitation, a requirement that any work that Landlord determines may be noisy, may cause vibrations  or may otherwise disrupt other occupants  of the Building must be performed on an after-hours basis.

D. Indemnification & Insurance.

(a)

Indemnity. Tenant's indemnity of Landlord as set forth in Section 13 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents.

(b)

Requirements of Tenant's Agents.    Each  of Tenant's  Agents  shall  guarantee  to Tenant and for the benefit of Landlord that the portion of the Improvements  for which it  is  responsible  shall  be  free  from  any  defects  in  workmanship   and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship  of or with   respect   to   the   Improvements   shall   be   contained   in  the  contract  or subcontract  and  shall  be  written  such that  such  guarantees  or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear,  and  can  be  directly  enforced  by  either.    Tenant  covenants  to  give  to Landlord  any assignment  or other assurances  which may  be necessary  to effect such right of direct enforcement.

(c)	Insurance Requirements.
(i)

General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Section 14 of the Original Lease.

(ii)

Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as  may  be  reasonably   required   by   Landlord.

(iii)

General Terms. Certificates for all insurance carried pursuant to this Section 4D(c) shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Landlord may, in its discretion, require Tenant to obtain, from a

Exhibit B-4

surety reasonably approved by Landlord, an indemnity bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Tenant as the principal and Landlord as the obligee.

5. MISCELLANEOUS

A. Tenant's Representative. Tenant has designated Peter Clemens as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

B. Landlord's Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

C. Time of the Essence. Time is of the essence with respect to Tenant's obligations under this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

Exhibit B-5